EXHIBIT 99.1

BioCryst Licenses Worldwide Rights to Commercialize RAPIVAB(R) Influenza Treatment to CSL Limited

RESEARCH TRIANGLE PARK, N.C., June 17, 2015 (GLOBE NEWSWIRE) -- BioCryst Pharmaceuticals, Inc., (Nasdaq:BCRX) and CSL Limited (ASX:CSL) (USOTC:CSLLY) – BioCryst Pharmaceuticals, Inc., a pharmaceutical company focused on the development and commercialization of treatments for rare diseases, announced today that it has licensed RAPIVAB (peramivir injection) for the treatment of influenza to CSL Limited, a global biopharmaceutical company.

RAPIVAB is an intravenous (I.V.) treatment indicated in the U.S. for acute uncomplicated influenza in adults 18 years and older. It is also currently licensed for use in Japan and Korea, and is the first and only approved intravenous influenza treatment in the world.

RAPIVAB will be commercialized by CSL's subsidiary, bioCSL, which specializes in influenza prevention through the supply of seasonal and pandemic influenza vaccine to global markets.

Under the terms of the agreement, bioCSL obtains worldwide rights to commercialize RAPIVAB, with the exception of Japan, Korea, Taiwan and Israel. BioCryst retains all rights to pursue pandemic stockpiling orders for RAPIVAB from the U.S. government, while bioCSL is responsible for government stockpiling outside the U.S.

"We are delighted to add RAPIVAB to our product portfolio," said Dr John Anderson, General Manager and Senior Vice-President of bioCSL. "RAPIVAB is a specialty pharmaceutical that addresses an unmet medical need for the treatment of acute influenza in the hospital emergency room setting. It provides us with the exciting opportunity to enter a new market segment and extend our reach to a different customer group for the management of influenza-infected patients."

Under the terms of the agreement, BioCryst will receive an upfront payment of $33.7 million from bioCSL, and may receive up to $12.0 million in additional payments related to the successful achievement of certain regulatory milestones. BioCryst will receive tiered royalties that are contingent upon certain net sales thresholds in the U.S. and the rest of the world, as well as a percentage of proceeds from government stockpiling purchases outside the U.S. In addition, bioCSL will purchase existing and in-process inventory of RAPIVAB for treatment of influenza patients in upcoming flu seasons.

"With its expertise and global scale in influenza, bioCSL is the ideal partner to commercialize RAPIVAB in the U.S. and to work with us to pursue additional approvals in Europe, Canada and other rest of world markets. bioCSL has strong pandemic franchises and has successfully negotiated a number of significant government influenza product stockpiling contracts around the globe," said Jon P. Stonehouse, President & Chief Executive Officer of BioCryst.  "This transaction maximizes the potential value of RAPIVAB and provides non-dilutive capital to BioCryst to fund our rare disease programs."

About RAPIVAB® (peramivir injection)

Approved by FDA in December 2014, RAPIVAB (peramivir injection) is an intravenous (I.V.) viral neuraminidase inhibitor for the treatment of acute uncomplicated influenza in patients 18 years and older who have been symptomatic for no more than two days. Efficacy of RAPIVAB is based on clinical trials of naturally occurring influenza in which the predominant influenza infections were influenza A virus; a limited number of subjects infected with influenza B virus were enrolled. The efficacy of RAPIVAB could not be established in patients with serious influenza requiring hospitalization. In clinical studies, side effects with RAPIVAB were similar to placebo. The most common adverse reaction was diarrhea (RAPIVAB 8% vs 7% placebo). Similar to other neuraminidase inhibitors, there is a risk of neuropsychiatric events (confusion, delirium) and serious skin reactions. Visit www.rapivab.com to learn more.

In January 2010, Shionogi & Co., Ltd. launched intravenous peramivir in Japan under the name RAPIACTA® and in August 2010, Green Cross Corporation announced that it had received marketing and manufacturing authorization for I.V. peramivir in Korea under the name PeramiFlu®.  It is estimated that more than one million patients have received peramivir treatment to date. In the U.S., RAPIVAB was developed under contract number HHSO10020070032C from the Biomedical Advanced Research and Development Authority (BARDA/HHS), a $234.8 million contract.

About BioCryst

BioCryst Pharmaceuticals designs, optimizes and develops novel small molecule drugs that block key enzymes involved in rare diseases. BioCryst currently has several ongoing development programs: oral inhibitors of plasma kallikrein for hereditary angioedema, including BCX4161, BCX7353 and several second generation compounds; and BCX4430, a broad spectrum viral RNA polymerase inhibitor. For more information, please visit the Company's website at www.BioCryst.com.

About CSL

CSL Limited (ASX:CSL) is a global biopharmaceutical company that develops, manufactures and markets biotherapies to prevent and treat rare and serious human diseases. CSL owns major facilities in Australia, Germany, Switzerland and the US, and employs over 13,000 people in 27 countries. CSL operates two subsidiary businesses, CSL Behring and bioCSL, which are underpinned by a significant Research and Development effort. For more information, please visit www.csl.com.au

About bioCSL

Headquartered in Australia, bioCSL has been developing and manufacturing influenza vaccines for more than 50 years. It operates one of the world's largest influenza vaccine production facilities and supplies both seasonal and pandemic influenza vaccines to global markets. bioCSL also markets a comprehensive range of vaccines and pharmaceuticals in the Australasia region and manufactures specialised Products of National Significance for Australia. Find more information at www.biocsl.com.au

Forward-Looking Statements

This press release contains forward-looking statements, including statements regarding future results, performance or achievements. These statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. These statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Some of the factors that could affect the forward-looking statements contained herein include: that the FDA may not approve peramivir for use in pediatric patients, or that FDA approval for pediatric use may be limited; demand for RAPIVAB in this flu season is unpredictable; the supply of RAPIVAB may be limited; the Company may not be able to successfully commercialize RAPIVAB; and that RAPIVAB may never be purchased by any government entity for stockpiling. Please refer to the documents BioCryst files periodically with the Securities and Exchange Commission, specifically BioCryst's most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, all of which identify important factors that could cause the actual results to differ materially from those contained in BioCryst's projections and forward-looking statements.

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CONTACT: Robert Bennett, BioCryst Pharmaceuticals, +1-919-859-7910